Exhibit 21.1

Subsidiaries of J. Alexander’s Holdings, Inc.

as of June 24, 2015

Subsidiary	Jurisdiction of Incorporation or Organization	Name Under Which Doing Business Other Than Subsidiary’s
J. Alexander’s Holdings, LLC	Delaware	N/A
J. Alexander’s, LLC	Tennessee	J. Alexander’s Restaurant / Stoney River Steakhouse and Grill
J. Alexander’s Restaurants, LLC	Tennessee	J. Alexander’s Restaurant / Redlands Grill
J. Alexander’s Restaurants of Kansas, LLC	Kansas	J. Alexander’s Restaurant
J. Alexander’s of Texas, LLC	Texas	J. Alexander’s Restaurant
JAX Real Estate, LLC	Delaware	N/A
Stoney River Management Company, LLC	Delaware	Stoney River Steakhouse and Grill
Stoney River Legendary Management, L.P.	Georgia	Stoney River Steakhouse and Grill
SRLS, LLC	Delaware	Stoney River Steakhouse and Grill
JAX Investments, Inc.	Delaware	N/A

Pursuant to Item 601(b)(21) of Regulation S-K, the registrant has omitted some subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary under Rule 1-02(w) of Regulation S-X as of June 24, 2015.